EXHIBIT 99.3

AGREEMENT BETWEEN
THE U.S. DEPARTMENT OF ENERGY (“DOE”)
AND
USEC INC. (“USEC”)

The U.S. DEPARTMENT OF ENERGY (“DOE”) and USEC INC. (“USEC”) hereby agree as follows:

Article 1:	Ensure continued removal of Russian weapons-origin highly-enriched uranium (HEU) under the US-Russia HEU Purchase Agreement (“US-Russia HEU Agreement”).

US-Russia HEU Agreement

•	Each year USEC remains the sole Executive Agent (EA) for the United States under the US-Russia HEU Agreement, USEC must order, and take delivery of, if made available by the Russian Executive Agent, LEU derived from at least 30 metric tons per year weapons-origin HEU, subject to instructions to USEC under the US-Russia HEU Agreement and the Executive Agent Memorandum of Agreement (MOA) by the United States Government (USG).

•	If USEC satisfactorily performs the above-referenced obligation and all other of its obligations under this Agreement and the US-Russia HEU Agreement, DOE agrees to recommend against the removal, in whole or in part, of USEC as EA under the US-Russia HEU Agreement.

•	If USEC fails to meet this obligation, DOE may terminate this Agreement and be released from DOE’s obligations under this Agreement.

•	USG retains its rights to remove and replace USEC as EA or to designate additional EAs under the MOA.

Article 2:	Ensure the stability of existing domestic enrichment capabilities, including operations at the Portsmouth Gaseous Diffusion Plant (GDP) site and continued operation of the Paducah GDP at or above 3.5 MM SWU per year until new, cost-effective advanced enrichment technology is deployed commercially in the U.S.

A. Operations at the Portsmouth GDP site

•	USEC will maintain leased real and personal property at the Portsmouth GDP site (other than the property subject to the cold standby contract) in a condition that will permit its consideration as a candidate site for USEC’s deployment of advanced uranium enrichment technology.

•	USEC will not unreasonably withhold its agreement for DOE to allow private entities access to and utilize non-leased real and personal property at DOE’s Portsmouth GDP site for activities not associated with enrichment of uranium so long as any such use will not have a material adverse impact on USEC’s advanced enrichment technology program.

•	As further described in Article 4 of this Agreement, USEC agrees to operate the Shipping and Transfer (S/T) facilities for 15 months following the execution of this Agreement to remove the contaminants from a portion of its Affected Inventory to meet ASTM C-787-90 or produce material acceptable to USEC for use as feed material in its enrichment facility.

•	If USEC fails to maintain leased real and personal property at the Portsmouth GDP site other than the property subject to the cold standby contract in a condition that will permit its consideration as a candidate site for USEC’s deployment of advanced uranium enrichment technology or fails to operate the S/T facilities for 15 months as described above, USEC agrees to waive any statutory exclusive right it may have to lease the Portsmouth GDP under section 3107(b) of the Privatization Act (and the implementing lease provisions) and USEC agrees to waive its rights under Section 3.4(a) and (c) of the lease to include Portsmouth GDP real and personal property in its leasehold before DOE disposes of such property. (In taking any actions as a result of the preceding waivers, DOE agrees that the authorized actions for failure to maintain Portsmouth in a condition that will permit its consideration as a candidate site for deployment of advanced enrichment technology or failure to operate the S/T facilities for 15 months do not include transitioning USEC from its operation of the Paducah enrichment facilities as is provided for in the event USEC “ceases enrichment operations at Paducah” as defined in this Agreement unless there has been a determination that USEC has ceased enrichment operations at Paducah pursuant to that portion of the Agreement.) If USEC fails to maintain leased real and personal property at Portsmouth other than the property subject to the cold standby contract in a condition that will permit its consideration as a candidate site for USEC’s deployment of advanced enrichment technology or fails to operate the S/T for 15 months as described above, as the case may be, DOE also may terminate this Agreement and be released from its obligations under it.

•	If USEC plans not to maintain leased real and personal property at Portsmouth other than the property subject to the cold standby contract in a condition that will permit its consideration as a candidate site for USEC’s deployment of advanced uranium enrichment technology or fails to operate the S/T for 15 months as described above, as the case may be, USEC must provide notice to DOE. If DOE believes that USEC is not maintaining leased real and personal property at Portsmouth other than the property subject to the cold standby contract in a condition that will permit its consideration as a candidate site for the deployment of advanced enrichment technology or that USEC has failed to operate the S/T for 15 months as described above, as the case may be, DOE will notify USEC of that belief. In either event, USEC will have an opportunity (within thirty (30) days) to provide its position regarding USEC’s compliance with its obligation to maintain leased real and personal property at Portsmouth other than the property subject to the cold standby contract in a condition that will permit its consideration as a candidate site for the deployment of advanced enrichment technology or to operate the S/T for 15 months as described above, as the case may be, to DOE’s Director of Nuclear Energy, Science and Technology (NE).

•	Within sixty (60) days of USEC’s submission to DOE, NE will determine whether USEC is in compliance with the obligation to maintain leased real and personal property at Portsmouth other than the property subject to the cold standby contract in a condition that will permit its consideration as a candidate site for USEC’s deployment of advanced enrichment technology, or to operate the S/T for 15 months as described above, as the case may be, and what action, if any DOE will take. USEC may appeal this determination within thirty (30) days to the Secretary of Energy (or designee), whose determination will be considered to be a final agency action under this Agreement. USEC retains all remedies available to it under the Administrative Procedure Act to challenge the decision of the Secretary (or designee).

B. USEC’s Commitment to Operate Paducah

•	USEC shall operate the Paducah GDP at a level at or above 3.5 MM SWU per year as measured each year of USEC’s fiscal year (July 1 to June 30). USEC may not reduce this production level until six months before USEC has the permanent addition of 3.5 MM SWU per year of new capacity installed based on advanced enrichment technology. In the event USEC does not expand its 1 MM SWU commercial plant to a capacity of 3.5 MM SWU per year, USEC shall continue to maintain SWU production at the Paducah GDP at a level at or above 3.5 MM SWU per year as measured each year of USEC’s fiscal year (July 1 to June 30).

•	USEC will not unreasonably withhold its agreement for DOE to allow private entities access to and utilize the non-leased real or personal property at DOE’s Paducah GDP site for activities not associated with enrichment of uranium so long as any such use will not have a material adverse impact on USEC’s GDP operations, USEC’s deployment of advanced enrichment technology, or USEC’s compliance with the NRC Part 76 Certificate at the Paducah GDP site.

•	If USEC fails to operate the Paducah GDP at a level at or above an annual rate of 3.5 MM SWU per year as measured each year of USEC’s fiscal year (July 1 to June 30) before USEC is within six months of having installed the permanent addition of 3.5 MM SWU per year of new capacity based on advanced enrichment technology (hereinafter “USEC Paducah GDP production deficiency period”), USEC will have one opportunity in each five-year or six-year lease term to cure this deficiency in the immediately succeeding USEC fiscal year. If USEC repeats a Paducah GDP production deficiency period in the immediately succeeding USEC fiscal year or in any fiscal year thereafter in the same five-year or six-year lease term, USEC agrees to waive its statutory exclusive right to lease the GDPs under section 3107(b) of the Privatization Act (and the implementing lease provisions) and USEC agrees to waive its rights under Section 3.4(a) and (c) of the lease to include GDP real and personal property in its leasehold before DOE disposes of such property. (In taking any actions as a result of the preceding waivers, DOE agrees that the authorized actions for failure to operate the Paducah GDP at or above 3.5 MM SWU per year do not include transitioning USEC from its operation of the Paducah enrichment facilities as is provided for in the event USEC “ceases enrichment operations at Paducah” as defined in this Agreement unless there has been a determination that USEC has ceased enrichment operations at Paducah pursuant to that portion of the Agreement.) In the event of a USEC Paducah GDP production deficiency period (after one unsuccessful cure period in the same five-year or six-year lease term), DOE also may terminate this Agreement and be released from its obligations under it.

•	In the event a USEC Paducah production deficiency period falls in the last year of the lease term and USEC certifies to DOE that it will attempt to cure the deficiency by increasing Paducah GDP production to achieve the 3.5 MM SWU per year level, DOE will extend the lease one additional year (with an additional one-year option period, exercisable in the sole discretion of DOE). The preceding sentence affects only the lease term, and does not directly or indirectly affect any other portion of the lease, including Section 4.4 Turnover Requirements; provided, however, in the event the USEC Paducah production deficiency is cured in the extended one year lease period, the normal lease renewal procedures will be reinstituted thereafter.

C. Monitoring and Compliance Process for Paducah Operations Commitment

•	USEC will provide quarterly historical production and annual projected production reports to DOE to enable DOE to monitor Paducah operational levels. USEC also shall provide DOE advance notice at least 120 days before implementation of any “plant closing” or “mass layoff” as those terms are defined in 29 U.S.C. 2101 (a)(2) and (3), respectively.

•	If USEC is not within six months of having installed the permanent addition of 3.5 MM SWU per year of new capacity based on advanced enrichment technology and the Paducah GDP will or does fall below an operational level of 3.5 MM SWU per year, USEC must provide notice to DOE. If DOE believes that the Paducah GDP has or will fall below an operational level of 3.5 MM SWU per year, it will notify USEC of that belief. In either event, USEC will have an opportunity (within thirty (30) days) to provide its position regarding USEC’s compliance with its obligation to operate the Paducah GDP at or above 3.5 MM SWU per year to DOE’s Director of Nuclear Energy, Science and Technology (NE).

•	Within sixty (60) days of USEC’s submission to DOE, NE will determine whether USEC is in compliance with the 3.5 MM SWU per year commitment and what action, if any DOE will take. USEC may appeal this determination within thirty (30) days to the Secretary of Energy (or designee), whose determination will be considered to be a final agency action under this Agreement. USEC retains all remedies available to it under the Administrative Procedure Act to challenge the decision of the Secretary (or designee).

•	If USEC believes that the domestic enrichment market is otherwise stable and viable but that a significant change has taken place in the domestic or international enrichment markets such that continued operation of the Paducah GDP at or above 3.5 MM SWU per year is commercially impracticable, it may present its position to DOE. No amendment to this Agreement is effective without the written agreement of both Parties.

D. Assurance Regarding Continuity of Paducah Enrichment Operations

•	If USEC “ceases enrichment operations at the Paducah GDP”(as defined below) or loses its NRC certificate for operating the Paducah GDP prior to six months before USEC has the permanent addition of 3.5 MM SWU per year of new capacity installed based on advanced enrichment technology, DOE, directly or through contract, may take actions it deems necessary to transition operation of the Paducah GDP site from USEC operation to ensure the continuity of domestic enrichment operations and the fulfillment of supply contracts. USEC shall promptly inform DOE in advance in the event it is planning to cease operations at the Paducah GDP or has advance knowledge that it will lose its NRC certificate for operating the Paducah GDP.

•	The term “ceases enrichment operations at the Paducah GDP” means: (i) a determination by USEC to stop the production of enriched uranium at the Paducah GDP; (ii) USEC does not produce enriched uranium at the Paducah GDP at a 1MM SWU per year level for any consecutive 12-month period following execution of this Agreement; or (iii) USEC is not taking actions appropriate to maintaining the ability of the Paducah GDP to operate at an annualized rate of 5.5 MM SWU per year.

•	The Parties agree that the “actions appropriate to maintaining the ability of the Paducah GDP to operate at an annualized rate of 5.5 MM SWU per year” means the Paducah GDP enrichment cascade will be maintained such that at least 150 cells at all times must either be operating, in standby, undergoing maintenance, or on a maintenance schedule (i.e., the cells have not been abandoned ) to be capable of supporting, within an 8-month period, a ramp-up to produce at an annualized rate of 5.5 MM SWU per year, with a product assay of up to 4.95 percent at 0.3 percent tails. USEC shall maintain dry air buffering on all cells not utilized for uranium enrichment operations that are capable of being buffered (i.e., cells not in operation, in standby, or undergoing maintenance). USEC shall not discontinue such cell buffering on any cell capable of being buffered (i.e., abandon) without providing DOE at least 180 days’ advance written notice (except in an emergency situation) and provide DOE with the opportunity to protect the barrier at the Paducah GDP site of any cell proposed by USEC for abandonment. In the event of an emergency situation preventing 180 days’ advance notice, USEC shall provide written notice to DOE as soon as reasonably possible after the emergency situation is under control. If DOE commences to protect the barrier of any cell proposed for abandonment, then that cell and related cell equipment shall be deleted from the USEC leasehold and no longer available to USEC for future use in its enrichment operations without the agreement of DOE and reimbursement to DOE for the costs incurred in protecting the barrier. USEC will provide to DOE quarterly reports regarding cell operation to include the number of cells that have been abandoned and the number of cells that are in operation, in standby, undergoing maintenance or on a maintenance schedule, and such other information that DOE may reasonably request to monitor USEC’s performance under this provision.

To “transition operation of the Paducah GDP site from USEC operation” to ensure the continuity of domestic enrichment operations and the fulfillment of supply contracts, means USEC agrees that DOE may designate an alternate operator, may terminate all or a portion of the GDP leasehold, and/or require the return of the leased facilities in good and operable condition. USEC also agrees to waive any lease provisions that would interfere with DOE’s ability to step onto the Paducah GDP site for these purposes and agrees not to oppose legislation required to permit DOE’s implementation of this provision (e.g., to amend section 3112 of the Privatization Act to authorize DOE to provide enrichment services). In the event DOE transitions operations of Paducah from USEC, DOE may terminate this Agreement and be released of its obligations under it.

In the event USEC ceases enrichment operations at the Paducah GDP (as that phrase is defined), or in the event USEC loses its NRC certificate for operating the Paducah GDP, the transition of Paducah operation will commence promptly upon DOE’s request and

USEC agrees to waive its statutory exclusive right to lease the GDPs under section 3107(b) of the Privatization Act (and the implementing lease provisions) and its rights under Section 3.4(a) and (c) of the lease to include GDP real and personal property in its leasehold before DOE disposes of such property. The foregoing transition will not occur if the period at which USEC ceases enrichment operations at the Paducah GDP (as that phrase is defined), or USEC loses its NRC certificate for operating the Paducah GDP is within six months of USEC’s having installed the permanent addition of 3.5 MM SWU per year of new capacity based on advanced enrichment technology . In the event the parties cannot agree on whether USEC has ceased enrichment operations at the Paducah GDP (as that phrased is defined), USEC will have an opportunity (within thirty (30) days) to provide its position regarding whether USEC has ceased enrichment operations to NE.

Within sixty (60) days of USEC’s submission to DOE, NE will determine whether USEC has ceased enrichment operations at the Paducah GDP and what action, if any, DOE will take. USEC may appeal this determination within thirty (30) days to the Secretary of Energy (or designee), whose determination will be considered to be the final agency action under this Agreement. USEC retains all remedies available to it under the Administrative Procedure Act to challenge the decision of the Secretary (or designee).

Article 3:	Facilitate the deployment of new, cost-effective advanced enrichment technology in the U.S. on a rapid schedule.

USEC Deployment of Advanced Enrichment Technology

•	USEC must begin commercial operations of a plant using advanced enrichment technology and with capacity of 1.0 MM SWU per year (expandable to 3.5 MM SWU per year) pursuant to the Milestones described below at the Portsmouth GDP site or the Paducah GDP site. Site selection and operation will be subject to all applicable federal, state and local laws and regulations, including the National Environmental Policy Act, if applicable.

•	To ensure the rapid deployment of advanced enrichment technology capacity pursuant to the Milestones set out below, DOE will not dispose of any real or personal property at a GDP site that may be useable for USEC’s deployment of advanced enrichment technology, without first offering USEC the opportunity to include the property within its lease.

•	The advanced technology demonstration and deployment milestones for this Agreement are:

December 2002	USEC begins refurbishment of K-1600 facility
January 2003	USEC builds and begins testing a centrifuge end cap.
April 2003	Submit License Application for Lead Cascade to NRC (sited at either Paducah or Portsmouth)
June 2003	NRC dockets Lead Cascade Application
November 2003	First rotor tube manufactured
January 2005	Centrifuge testing begins
March 2005	Submit License Application to NRC for Commercial Plant (sited at either Paducah or Portsmouth)
May 2005	NRC dockets Commercial Plant application
June 2005	Begin Lead Cascade centrifuge manufacturing
October 2006	Satisfactory reliability and performance data obtained from Lead Cascade operations
January 2007	Financing commitment secured for a 1 MM SWU Centrifuge Plant
June 2007	Begin commercial plant construction/refurbishment
January 2009	Begin Portsmouth commercial plant operations, or
January 2010	Begin Paducah commercial plant operations
March 2010	Portsmouth Centrifuge Plant annual capacity at 1 million SWU per year, or
March 2011	Paducah Centrifuge Plant annual capacity at 1 million SWU per year
September 2011	Portsmouth Centrifuge Plant (if expanded at USEC’s option) projected to have an annual capacity at 3.5 million SWU per year,
September 2012	Paducah Centrifuge Plant (if expanded at USEC’s option) projected to have an annual capacity at 3.5 million SWU per year.

•	Prior to making a decision, public announcement, or NRC license submittal regarding the siting of either the Lead Cascade or the Commercial Plant, as referenced above, at the Portsmouth GDP site or the Paducah GDP site, USEC will consult with and coordinate with DOE.

•	USEC shall prepare and submit to DOE an Advanced Enrichment Deployment Plan (the “Plan”) in phases as described below. The Plan shall include a detailed description of each milestone listed above and make specific reference to the actions USEC believes are required to be taken by DOE in order to attain each milestone. Unless otherwise expressly agreed by DOE, all activities related to the development and execution of the Plan will be funded by USEC, except those that, absent the Plan, would have been DOE’s responsibility (e.g., pre-privatization facility D&D). Each phase of the Plan will be submitted to a Technical Coordinating Deployment Working Group (the “Deployment Working Group”) to be made up of DOE and USEC representatives. Except as provided below with respect to the Phase I Plan, within 45 days of the submission by USEC of each phase of the Plan, DOE shall respond in writing as to DOE’s ability to meet the actions requested of DOE as outlined in USEC’s Plan. During this forty-five day period it is expected that there will be a dialogue between USEC and DOE to arrive at a consensus for the timing of USEC and DOE site-specific activities resulting in an agreed-upon Deployment Working Group Plan (“DWG Plan”) that will be used by the Deployment Working Group to monitor milestone progress and act as a benchmark for coordinating DOE site-specific activities.

•	USEC shall submit its Phase I Plan covering the milestones relating to the first twelve months after execution of this Agreement to DOE no later than June 30, 2002 and the Deployment Working Group shall reach agreement on Phase I of DWG Plan no later than July 31, 2002. USEC shall submit its Phase II Plan covering the milestones through the end of 2004 by September 30, 2002, its Phase III Plan covering the milestones through the end of 2006 by November 30, 2002 and its Phase IV Plan covering the milestones through September 2012 by January 31, 2003. The Deployment Working Group will meet periodically to consider amendments to each of these Plans as required to take account of changing circumstances, more complete information and the procedures and remedies outlined below.

•	The Deployment Working Group will monitor USEC’s advanced enrichment deployment activities (including demonstration activities), USEC’s milestone progress, and coordinate DOE site-specific activities. USEC will provide DOE access to such supporting documentation, including progress towards meeting milestone dates, as may be needed regarding the deployment of advanced technology, including USEC’s business plan for advanced enrichment technology.

•	If DOE believes that USEC has not met a milestone set out in this Agreement, it will provide notice of that belief to USEC. If USEC is aware that it has missed, or will miss, a milestone, USEC will so notify DOE along with an explanation of the reasons for missing the milestone. In either case, USEC will have an opportunity to present to NE its position regarding compliance with the milestone date(s) and its position on whether a delay in meeting the milestone has a material impact on USEC’s ability to begin commercial operations at the new plant on schedule, whether (and how) the delay can be cured, and whether USEC’s delay in meeting the milestone was beyond USEC’s control and without its fault or negligence. NE (within 60 days) will determine whether USEC is in compliance with the required milestone and whether a delay in meeting the milestone has a material impact on USEC’s ability to begin commercial operations at the new plant on schedule.

•	If NE determines that a milestone has not been met and that a delay in meeting the milestone has a material impact on USEC’s ability to begin commercial operations at the new plant on schedule, NE will determine whether the delay was beyond the control and without the fault or negligence of USEC, and what, if any, action under the Agreement should be taken by DOE. NE’s determination can be appealed by USEC within 30 days to the Secretary of Energy (or designee), whose determination shall be considered to be the final agency action under this Agreement. USEC retains all remedies available to it under the Administrative Procedure Act to challenge the decision of the Secretary (or designee).

•	Until such time as USEC has secured (and demonstrated to DOE) firm financing commitment(s) for the construction of a 1 MM SWU annual capacity advanced enrichment technology commercial plant and has begun construction of such plant, if USEC fails to meet a milestone and it is determined that a delay in meeting the milestone has a material impact on USEC’s ability to begin commercial operations at the new plant on schedule and that the cause of the delay was beyond the control and without the fault or negligence of USEC, DOE and USEC will jointly agree to adjust the milestones as appropriate to accommodate the delaying event.

•	If USEC fails to meet a milestone and it is determined that a delay in meeting the milestone has a material impact on USEC’s ability to begin commercial operations at the new plant on schedule and that the cause of the delay was not beyond the control or without the fault or negligence of USEC : (1) DOE may terminate the Agreement and be relieved of obligations under it; (2) at DOE’s request, USEC agrees to reimburse DOE for any increase in costs caused by expediting the decontamination and decommissioning of facilities to have been used by USEC for deployment of advanced enrichment technology (e.g., increase in overall cost relative to a budget or baseline); (3) USEC agrees to transfer to DOE royalty free exclusive rights in the field of uranium enrichment worldwide in all centrifuge intellectual property owned or controlled by USEC, either developed or background under the ORNL CRADAs; agrees to deliver to DOE copies (copying costs to be reimbursed) of all technical data necessary to further develop or practice technology covered by the transfer of IP rights which data may be subject to proprietary restrictions as appropriate; and agrees to the cancellation of any license by DOE or ORNL to USEC relating to the subject matter of the ORNL CRADAs in the field of centrifuge uranium enrichment; (4) USEC agrees, at DOE’s request, to return any property leased by USEC upon which the advanced enrichment technology project was being or was intended to be constructed; and (5) except for those GDP facilities then currently operating, USEC agrees to waive its statutory exclusive right to lease the GDPs (and the implementing lease provisions) and its rights under Section 3.4(a) and 3.4(c) of the lease to have the opportunity to include GDP property in its leasehold before DOE disposes of the property (In taking any actions as a result of the preceding waivers, DOE agrees that the authorized actions for failure to meet milestone(s) as provided under this provision do not include transitioning USEC from its operation of the Paducah enrichment facilities as is provided for in the event USEC “ceases enrichment operations at Paducah“as defined in this Agreement unless there has been a determination that USEC has ceased enrichment operations at Paducah pursuant to that portion of the Agreement.)

•	Once USEC has secured (and demonstrated to DOE) firm financing commitment(s) for the construction of a 1 MM SWU annual capacity advanced enrichment technology commercial plant and has begun construction of such plant, DOE’s remedies described in the previous two paragraphs shall be limited to those circumstances under which USEC’s gross negligence in project planning and execution is responsible for schedule delays or in the circumstance where USEC constructively or formally abandons the project. Further, if USEC has secured (and demonstrated to DOE) a firm financing commitment for the construction of a 1 MM SWU annual capacity advanced enrichment technology commercial plant and has begun construction of such plant, then any use of intellectual property rights or data transferred or delivered pursuant to the previous sentence and item #3 above by third parties for private non-governmental purposes shall be at a reasonable royalty taking into account the relative equities of the Parties. In the event USEC’s gross negligence in project planning and execution is responsible for schedule delays or in the circumstance where USEC constructively or formally abandons the project after USEC has secured (and demonstrated to DOE) a firm financing commitment for the construction of a 1 MM SWU annual capacity advanced enrichment technology commercial plant and has begun construction of such plant, DOE may also recommend USEC’s removal, in whole or in part, as EA under the Russian HEU Agreement.

•	If USEC is no longer willing or able to proceed with the advanced enrichment technology deployment project, it must provide advance notice to DOE that it intends to abandon the project. In that event, or in the event NE determines (after USEC has had an opportunity to present its position) that USEC’s failure to meet a milestone set out in the Agreement constitutes a constructive abandonment of the advanced enrichment technology deployment project, NE may take, or direct USEC to take as the case may be, any of the actions identified in (1) through (5) above. Any determination by NE is appealable to the Secretary of Energy (or designee), whose determination shall be considered to be the final agency action under this Agreement. USEC retains all remedies available to it under the Administrative Procedure Act to challenge the decision of the Secretary (or designee).

Article 4:	DOE Commitments

A. Execution of Cooperative Research and Development Agreement (CRADA)

•	Within thirty days of USEC’s request following the execution of this Agreement, DOE agrees to authorize the execution of the CRADA(with similar terms as the expired CRADA provided such terms are not inconsistent with the terms of this Agreement) by Oak Ridge National Laboratory (ORNL) for the USEC-funded work associated with DOE-owned gas centrifuge technology. The Parties agree to work together in good faith to attempt to negotiate an expanded CRADA to address the scope of ORNL support of the entire demonstration and lead cascade projects.

B. Out -of-Specification Uranium Inventory

•	Without any admission of liability, DOE agrees to replace any out-of-specification uranium hexafluoride (up to 9,550 MTU) not meeting ASTM C-787-90 for commercial natural uranium hexafluoride (the “ASTM Specification”) transferred by DOE to USEC on or about June 30, 1993, April 20, 1998, and May 18, 1998 (the “Affected Inventory”) as described in this provision:

(a) In exchange for DOE’s taking title, but not custody (until processing), of DUF6 generated by USEC at the Paducah GDP[1] during USEC’s fiscal years 2002 and 2003 and one-half the amount of DUF6 generated during USEC’s fiscal years 2004 and 2005 for a total of up to 23.3 million KgU of DUF6 ( the “Specified DUF6”), USEC agrees to operate, entirely at its cost excluding infrastructure costs (DOE will pay all site infrastructure costs, subject to the availability of appropriations), the Portsmouth Shipping and Transfer (S/T) facilities for fifteen (15) months following the date of execution of this Agreement to remove contaminants from a portion of its Affected Inventory to meet ASTM C-787-90 or produce material acceptable to USEC for use as feed material in its enrichment facility. At the end of each month, USEC will release the United States from any and all liability and claims relating to or arising from DOE’s transfer of the portion of the Affected Inventory equal to the amount processed during the month that meets the ASTM specification or is accepted by USEC, subject to DOE’s taking title to the DUF6 as described above. At the end of the 15-month period, USEC agrees to have released, regardless of the actual amount processed, a minimum of 2800 MTU. Such releases shall first relate to the May 18, 1998 transfer, and continue to relate next to the April 20, 1998 transfer, and then the June 30, 1993 transfer. As USEC operates the S/T facility to remove contaminants to meet the referenced ASTM standard, USEC will provide to DOE monthly reports on the technetium contamination of each cylinder of the Affected Inventory before processing, other available test data after processing and the number of cylinders processed in the S/T facility that meets the ASTM Specification or are accepted by USEC. DOE will document its taking title to the Specified DUF6 upon receipt of USEC’s confirmation of the Specified DUF6 generated

[1]	The DUF6 shall not exceed the design base criteria contained in Table 1 of the DOE RFP NO. DE-RP05-01OR22717, dated October 31, 2000 Part I, Section C, IV.A. (Attachment 1). USEC will ensure that the DUF6 is placed either in new cylinders or in washed cylinders. USEC will provide DOE the data from the samples tested by USEC in accordance with its operating procedures each month for the DUF6 generated.

at the Paducah GDP each month.[2] DOE’s obligation to take title to the Specified DUF6 is conditional on USEC’s operation of the Portsmouth S/T facilities for the processing of at least 2800 MTU of its Affected Inventory for 15 months. This paragraph is the exclusive means for the replacement of at least 2800 MTU of the Affected Inventory (and any amount in excess of 2800 MTU actually processed by USEC during the 15-month period) relating to the transfers indicated above regardless of whether USEC’s operation of the S/T facility removes contaminants from 2800 MTU of the Affected Inventory. The Parties acknowledge that USEC’s operation of the S/T facility for 15 months and DOE’s taking title to the Specified DUF6 are material obligations of this Agreement.

(b) With respect to the Affected Inventory remaining which has not been released in accordance with (a) above, DOE will endeavor to engage relevant third parties in a discussion to determine whether USECs remaining Affected Inventory can be replaced, remedied or exchanged. In the event arrangements for the replacement of the remaining Affected Inventory are not in place by March 31, 2003, DOE agrees, subject to the availability of appropriated funds and legislative authority for this purpose, at DOE’s sole option, to exchange, replace, or reimburse USEC to clean-up an amount equal to 3,293 MTU less the amount actually processed at the S/T facility to meet the ASTM Specification or accepted by USEC by March 31, 2003 (credited first to the most recent transfers). Thereafter, DOE will continue to engage third parties concerning exchange or technology solutions for the remaining affected inventory until a final transfer, subject to the availability of appropriated funds and legislative authority for this purpose. With each DOE-effectuated transfer described in this paragraph (b) above or other mutually agreeable resolution, USEC shall transfer to DOE (or a designated third party) a corresponding quantity of the Affected Inventory, and USEC shall execute a release relieving the United States of any and all liability relating to or arising from DOE’s transfer of a corresponding quantity of out-of-specification uranium hexafluoride transferred by DOE to USEC in the above-referenced transfers.

(c) This provision is subject to the availability of appropriated funds and legislative authority, and compliance with applicable law including the National Environmental Policy Act.

[2]	All transportation, storage, waste disposal, container purchases and any incidental expenses for processing USEC’s Affected Inventory under paragraph (a) shall be borne by USEC. The Parties will use the agreement found at Exhibit C of the Lease to govern the storage of up to 2 B-25 containers with dimensions of 4’ x 4’ x 6’ of USEC-owned technetium waste generated from the processing of USEC’s Affected Inventory under paragraph (a) which USEC is not authorized by law to store. All transportation and storage expenses for Paducah-generated DUF6 until such time as it has been delivered to DOE at DOE request for conversion and disposal shall be the responsibility of USEC.

(d) The Parties agree the resolution of USEC’s Affected Inventory set forth in this provision is the exclusive method for resolution of the issues and related claims regarding the Affected Inventory between the Parties.

(e) This provision survives the termination of this Agreement so long as USEC is providing enrichment services in the United States either through the operation of (i) its existing gaseous diffusion plant in Paducah Kentucky by producing at least 1 million SWU annually for each 12-month period or (ii) a new enrichment facility in the United States based on advanced enrichment technology.

C. Accounts Payable

Having already paid approximately $12.37 million of the claimed $18 million in January 2002 accrued to such date, DOE commits to expediting resolution of the currently outstanding accounts payable as of the date of this Agreement.

Article 5:	Miscellaneous

A. Cooperation and Consultation

The Parties recognize that the successful accomplishment of the objectives of this Agreement requires the continued cooperation and consultation of DOE and USEC. Accordingly, the Parties expect the Deployment Working Group described above to meet frequently in an effort to identify and address any issues that may impact the schedule. DOE will use all reasonable efforts to support USEC’s requested DOE actions within available resources and take limitations in this regard into account when implementing the process and procedures for developing the Deployment Working Group Plan and schedule adjustment described in this Agreement. DOE and USEC shall consult with each other as necessary and appropriate to carry out the objectives of this Agreement. Further, at least once every two years the Deputy Secretary of Energy and the President and Chief Executive Officer of USEC shall meet to discuss the implementation of this Agreement.

DOE and USEC shall provide such information, execute and deliver such agreements, instruments and documents, and take such other actions, including supporting legislation, as may be reasonably necessary or required, which are not inconsistent with the provisions of this Agreement and which do not involve the assumption of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and carry out its intent.

B. Force Majeure

     a.     Except for defaults of USEC contractors at any tier, USEC shall not be in default because of any failure to perform its commitments under this Agreement under its terms if the failure arises from causes beyond the control and without the fault or negligence of USEC. Examples of these causes are (1) acts of God or the public enemy, (2) acts of the Government in its sovereign capacity (3) fires, (4) floods, (5) epidemics, (6) quarantine restrictions, (7) strikes, (8) freight embargoes, (9) earthquakes, and (10) unusually severe weather. Additionally, for purposes of this paragraph of this Agreement only, another example of a cause under which USEC shall not be in default because of any failure to perform its commitments under this Agreement if such failure arises from causes beyond the control and without the fault or negligence of USEC is that there has been a substantial and demonstrable increase, as reflected in official U.S. imports statistics, in U.S. imports for consumption of Russian enriched uranium, other than the material currently committed to come into the U.S. under the existing HEU Agreement, and USEC demonstrates such increase in U.S. imports for consumption has had a substantial adverse material impact on the domestic uranium enrichment industry. In each instance, the failure to perform must arise from causes and be beyond the control and without the fault or negligence of USEC. “Default” includes the failure to make progress so as to endanger completion of performance of USEC’s obligations under this Agreement.

     b.     If the failure to perform is caused by the failure of a contractor at any tier to perform or make progress, and if the cause of the failure was beyond the control of both USEC and the contractor, and without the fault or negligence of either, USEC shall not be deemed to be in default, unless (1) the contracted supplies or services were obtainable from other sources; and (2) USEC failed to purchase these supplies or services from the other sources.

     c. In order to invoke the protections of this clause, USEC must request a determination by DOE on whether any failure to perform results from one or more of the causes in the first paragraph above. Upon the request of USEC and within sixty (60) days of USEC’s submission of its position, NE will ascertain the facts and circumstances of the failure of performance upon an assertion of a circumstance triggering this clause. If NE determines that any failure to perform results from one or more of the causes in the first paragraph above, the schedule for performance of the affected commitments shall be extended for the period of the excused delay. USEC may appeal this determination within thirty (30) days to the Secretary of Energy (or designee), whose determination will be considered the final agency action under this Agreement. USEC retains all remedies available to it under the Administrative Procedure Act to challenge the decision of the Secretary (or designee).

C. Termination

DOE may terminate this Agreement and be relieved of DOE’s future obligations under this Agreement if it determines that, under the standards set forth in 48 CFR 9.406-2 and 48 CFR 9.407-2 and, after taking into account the factors listed in 48 CFR 406-1, termination is in the Government’s interest. In making its determination under this provision, DOE shall not be required to follow the procedures set out in 48 CFR 9.406 and 48 CFR 9.407. If DOE determines that termination may be warranted under this provision, it will provide USEC with written notice that termination is under consideration. USEC shall have an opportunity within thirty (30) days of receipt of the notice from DOE to provide its position to DOE’s Director of Nuclear Energy, Science and Technology (NE). Within sixty (60) days of USEC’s submission to DOE, NE shall notify USEC of his/her determination of whether DOE will determination the Agreement. NE may extend this period for good cause. USEC may appeal this determination to the Secretary of Energy (or designee) whose determination shall be considered to be final agency action under this Agreement. USEC retains all remedies available to it under the Administrative Procedure Act to challenge the decision of the Secretary (or designee).

D. Implementing Provisions

The Parties agree that, within 15 days of the execution of this Agreement, they will develop mutually acceptable implementing provisions on the following subjects which are to be incorporated into this Agreement:

–	Prompt access by DOE (and designated representatives) to data and information needed to monitor compliance with terms of the Agreement.

–	Terms on use and disclosure of trade secret/proprietary information.

–	No impairment or modification of Executive Agent MOA.

Article 6:	Binding Agreement

DOE and USEC, in consideration of the mutual promises, commitments and obligations set forth herein, agree that the obligations in this Agreement are binding on each, as well as on their successor organizations, as of this date of June 17, 2002.

/s/ Lee Liberman Otis Lee Liberman Otis General Counsel U.S. Department of Energy	/s/ William H. Timbers William H. Timbers President and Chief Executive Officer USEC Inc.

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